EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ICORECONNECT INC.

iCoreConnect Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) for the purpose of amending its Second Amended and Restated Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware, does hereby make and execute this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, as amended, and does hereby certify that:

1. The provisions of the present Section 4.1 of the Second Amended and Restated Certificate of Incorporation of the Corporation are amended by amending and restating Section 4.1 to read as follows:

Authorized Capital Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 290,000,000 shares, consisting of 250,000,000 shares of common stock, par value of $0.0001 per share (“Common Stock”), and 40,000,000 shares preferred stock, par value of $0.0001 per share (“Preferred Stock”).

2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

3. This amendment shall be effective as of 4:00 p.m., Eastern Time, on May 31, 2024.

IN WITNESS WHEREOF, I have signed this Certificate this 31st day of May, 2024.

ICORECONNECT INC.

By:	/s/ Archit Shah
Name:	Archit Shah
Title:	Chief Financial Officer